Exhibit 99.1
                                                                    ------------

                         Simtek Moves to Sampling Stage
                  For 1 MegaBit nvSRAM Initial Product Offering

Colorado Springs, CO, September 8, 2003 -- Simtek Corporation (OTC BB: SRAM), provider of the world's fastest re-programmable nonvolatile semiconductor memories, is now sampling the first of its 1 Mbit nvSRAM family of products.

Doug Mitchell, chief executive officer, said samples are available for system designers to initiate component evaluation required for corporate purchasing approvals. "We are pleased to have achieved this latest milestone as we move closer to volume production runs scheduled for the fourth quarter of this year," Mitchell said. "We expect to provide samples to numerous existing and prospective customers who are eager to test and validate the cost and functionality benefits our 1 Mbit nvSRAM product offers."

The STK14CA8 1 Mbit nvSRAM is processed on the advanced 0.25 micron CMOS production line at DongbuAnam Semiconductor's Bucheon, Korea facility. This 1 Mbit nvSRAM provides four times the memory density of its 256Kbit predecessor, while supporting faster access speeds and lower power consumption.

The STK14CA8 is offered in 32 pin SOIC and DIP packages along with the new, smaller 48 pin SSOP surface mount package. 50,000 piece pricing for the STK14CA8-N45 is $9.85 ea. Data sheets for the product may be found on Simtek's web site at http://www.simtek.com/product-selector-guide.htm.

Samples may be requested through Simtek sales representatives who can be located at http://www.simtek.com/sales/simtek-salesoffices.htm.

About the nvSRAM

The nvSRAM uses the world's only nonvolatile memory architecture to feature truly unlimited read and write endurance without the use of a battery. The architecture used in all of Simtek nvSRAMs guarantees unlimited read/write endurance with greater than 100 year data retention and fast SRAM performance. The nvSRAM eliminates the reliability concerns, functional disadvantages and system design complexities of battery-backed SRAM and other nonvolatile memory alternatives. Simtek's nvSRAM reliability satisfies the demanding requirements of military and aerospace/defense markets. With its unlimited access cycles, it provides any combination of volatile and nonvolatile storage, replacing both

SRAM and EEPROM in the end system. All nvSRAM products include the unlimited endurance feature and range in density from 4Kb to 1Mb. Simtek's 1Mb nvSRAM is the highest density, full featured, high performance nonvolatile memory available.

About Simtek

Simtek Corporation delivers fast re-programmable nonvolatile semiconductor memories. Information on Simtek products can be obtained from its web page: http://www.simtek.com/; email: information@simtek.com; by calling (719) 531-9444; or fax (719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting the availability of new products during 2003 and statements predicting the Company's future growth. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market or financial factors including the availability of necessary working capital, or the other factors described in the Company's most recent Form 10-KSB and Form 10-QSB filed with the Securities and Exchange Commission.